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                                                                    EXHIBIT 10.4


                        PRIVATE LABEL RESELLER AGREEMENT

This Private Label Reseller Agreement (the "Agreement") is made as of the __ day of April, 2000, by and between Shared Technologies Cellular, Inc., a Delaware corporation, having its principal place of business at 100 Great Meadow Road, Suite 104, Wethersfield, CT 06109 ("STC"), and Reseller.

RESELLER: SATX, INC.
ADDRESS:  SATX INC., 4710 EISENHOWER BLVE., SUITE E-1, TAMPA, FL 33634

WHEREAS, Reseller intends to provide certain STC prepaid cellular services ("Services") to Customers under a private label program, and STC agrees to assist Reseller in providing such Services, pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the parties agree as follows.

1.       DEFINITIONS.

The following terms when used herein have the following meanings:

"ACTIVATION" The process by which a Phone becomes initially activated for use of the Services. More specifically, after purchasing a Phone a Customer calls STC and provides the Phone's ESN and the Customer's local zip code and area code to STC. In response, STC assigns a MIN to the Phone. STC shall provide Reseller with access to STC's database with respect to MINs assigned pursuant to this Agreement.

"CARD" A card that has a PIN printed on it, which is purchased by a Customer to obtain Service.

"CELLEASE" STC's subsidiary, CellEase.com, Inc.

"CELLEASE MEMBER AGREEMENT" Agreement between Reseller and CellEase entered into concurrently with this Agreement as an express condition for entry into this Agreement. Pursuant to the CellEase Member Agreement, CellEase provides certain Redemption and related transaction processing services utilizing its universal prepaid services platform.

"CUSTOMER" An end user of the Services.

"ESN" Electronic serial number. Each Phone has a unique ESN that appears on the Phone.

"INITIAL BONUS PIN" Refers to Service that may be preloaded into a Phone prior to its sale to a Customer.

"STC'S IVR" STC's interactive voice response system.

"MIN" A mobile identification number, which is the equivalent of a phone number, and which is assigned to a Phone when a Customer Activates such Phone. STC will sell MINs to Reseller pursuant to the terms hereof.

"PIN" A personal identification number, which appears on the back of a Card.

"PHONE" A cellular phone that utilizes the Services. Phones are sold to Customers by Reseller and/or its Retailers.

"PHONE KIT" A package for retail sale to Customers that contains a Phone. By mutual agreement of the parties, a Phone Kit may also include a Card or an Initial Bonus PIN preloaded into the Phone.

"POS MATERIALS" Point of sale materials, such as Phone Kit packaging, labeling, instructions, coverage maps, signage, and marketing materials such as retail displays and product brochures. Production of all POS Materials is the responsibility of Reseller. However, all POS Materials relating to the Services or any trademark of STC are subject to the prior written approval of STC.

"REDEMPTION" The process by which a Customer redeems a PIN from CellEase to obtain Services, pursuant to the CellEase Member Agreement.

"RETAILERS" Those retailers through which Reseller may sell Phones and the Services.

"SERVICES" Prepaid cellular services provided to Customers by Reseller under a Reseller private label.

- "LOCAL SERVICE" Local Service pertains to calls made by a Customer that originate and terminate within the local cellular service area of the Customer's MIN ("LOCAL AREA"). Local service rates also apply to airtime for all incoming calls received by a Customer within such Customer's Local Area, regardless of from where they originate.

- "LONG-DISTANCE" Long-distance service airtime pertains to calls made by a Customer that originate within the Customer's Local Area and terminate outside of such Local Area, but within the U.S., Canada or Puerto Rico.

- "ROAMING" Roaming applies to all calls made or received by a Customer outside of such Customer's Local Area. The Services do not include calls by a
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         Customer from outside of the U.S. or which terminate outside of the
         U.S., Canada or Puerto Rico.

"SRP" Suggested retail price. This refers to the face value of a Card or PIN.

"RESELLER ACC" An airtime control code generated by STC, on behalf of Reseller, on Reseller's technology platform, then transmitted to CellEase by STC and provided to a Customer by CellEase when the Customer Redeems a PIN for Service through CellEase.

"STC IVR" STC's interactive voice response system, through which STC provides Activations and Customer support services. The STC IVR ordinarily operates 24 hours a day, seven days a week.

"UNIT" A Unit is an increment of Service. (See Section 5).

2. TERM. This Agreement shall commence as of the date first written above and have an initial term of two (2) years. The term hereof shall automatically renew for successive one (1) year terms unless either party gives notice of termination at least 90 days prior to the end of the term then in effect. STC agrees to maintain pricing competitive within the prepaid cellular markets in which the Services are to be provided pursuant to this Agreement. In the event that STC fails to provide such competitive market within any such market, then Reseller shall have the right to utilize another provider of prepaid cellular services in such market.

3. TERMINATION. Both parties have the right to terminate this Agreement by reason of an uncured default of the other party in accordance with Section 4 hereof.

4. DEFAULT. Except as otherwise provided in this Agreement, in the event either party fails to perform any of its obligations under this Agreement and such failure continues for more than ten (10) business days or, in the case of a non-monetary default, thirty (30) days, following written notice of such default, then the non-defaulting party shall have the right to terminate this Agreement immediately upon written notice to the other party, without limiting any other remedies available hereunder or at law or in equity.

5. PRICING OF UNITS. Suggested retail pricing ("SRP") for the Services shall be priced on a Unit basis. Local and Long-Distance Service each shall be priced at one Unit per minute of Service and Roaming shall be priced at three Units per minute, inclusive of all federal telecommunications taxes.

6. ADDITIONAL RESPONSIBILITIES OF STC. In addition to the responsibilities of STC elsewhere stated herein, STC has the following responsibilities:

(a) Sale of MINs to Reseller. STC shall sell to Reseller MINs for Phones sold by Reseller to Customers. Such MINs will be provided in connection with Activations of Phones sold by Reseller and Activated by STC on behalf of Reseller. STC will invoice Reseller for all MINs in advance of each month, and in arrears for any final (but not initial) partial month in which any MIN was active, in accordance with the MIN Rate Schedule attached hereto and made a part hereof as Schedule A. No invoice shall be issued for any initial partial month for a MIN.

(b) Reseller ACCs. STC will generate Reseller ACCs for the Services on behalf of Reseller using Reseller's technology platform. STC shall be the only party, with access to Reseller's technology platform with respect to generating Reseller ACCs for the Services. Neither Reseller nor any third party shall have such access. Reseller hereby authorizes STC to invoice CellEase and collect payment from CellEase for each Reseller ACC that STC generates and which is Redeemed through CellEase. See Schedule A of this Agreement for applicable MIN rates.

(c) Activations. STC will use commercially reasonable efforts to Activate each Phone within 24 business hours from STC's receipt of a Customer's telephonic Activation order or Reseller's electronic order.

(d) Carrier Relations. STC is responsible for maintaining agreements with cellular carriers required for the provision of the Services. Therefore, STC is the customer of record with cellular carriers and is responsible for payment of charges billed to STC for the Services, subject to Section 6(e), below.

(e) Fraud/Cloning. Notwithstanding Section 6(e) above, Reseller is responsible for carrier charges that may result from the cloning of MINs or ESNs relating to the Services. However, STC agrees to use commercially reasonable efforts to obtain credits from carriers with respect to any such fraud or cloning charges whenever practicable. Reseller hereby agrees to indemnify, defend and hold STC harmless with respect to any claims, liabilities, damages or costs, including, without limitation, reasonable attorneys' fees, that may be asserted or recovered against or incurred by STC with respect to any fraud or cloning relating to MINs sold to Reseller by STC pursuant to this Agreement.

(f) STC's IVR and Call Center. STC shall operate and maintain the STC IVR. STC also shall provide call center services to back up the STC IVR for additional Customer support Monday through Saturday, 8:00 a.m. to midnight, Eastern Time, excluding major holidays. STC shall provide a toll-free telephone number for Customers to access the STC IVR and call center services.

(g) Taxes. STC is responsible for the payment of all federal telecommunications taxes applicable to the Services.

(h) Reporting. STC shall provide monthly reports to Reseller detailing MIN sales, Activations of Phones sold
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by Reseller, billing data and related information.

8. RESELLER'S RESPONSIBILITIES. In addition to the responsibilities of Reseller elsewhere stated herein, Reseller has the following responsibilities:

(a) MINs. Reseller will purchase MINs exclusively from STC for all Phones sold directly or indirectly by Reseller, subject to the price competition requirements set forth in Section 2 hereof.

(b) Marketing and Distribution; Exclusively. Reseller shall market, promote and sell Phones and Services using commercially reasonable efforts to effectively promote such sales to the same degree as it would any of its other major products and services. Such efforts shall include, without limitation, facilitating in-store Retailer promotions and advertising in Retailers' circulars. During the term of this Agreement, Reseller shall market and sell the Services to the exclusion of all other similar products and services, subject to the price competition requirements set forth in Section 2 hereof.

(c) Point of Sale Materials. Reseller is responsible for production of all POS Materials, including, without limitation, product packaging for Phone Kits, labeling, instructions, coverage maps, signage, and marketing materials such as retail displays and product brochures. Such POS Materials shall be subject to STC's prior approval as to form and content with respect to the Services and any trademark of STC, which approval shall not be unreasonably withheld or delayed. Without limiting the foregoing, all POS Materials shall clearly display the CellEase(R) logo and STC's toll-free number for Customers to call for Activation, technical support, and Customer service.

(d) Technology Rights/Systems. Reseller shall maintain agreements with technology providers for licensing applicable technology(ies), generating Reseller ACCs and providing programming for Phones. Reseller shall provide STC with exclusive access to such technology platform (see Section 6(b) above).

(e) Programming of Phones/Transmittal of Data. Reseller shall program all Phones prior to their sale, subject to STC's programming specifications to be provided by STC to Reseller from time to time. Reseller shall electronically transmit to STC all data reasonably required by STC to track ESNs and PINs, and shall further provide to STC monthly reports detailing sales of Phone Kits, by Retailer, including, without limitation, data concerning all ESNs of Phones shipped to such Retailers, all such data to be supplied in a format reasonably acceptable to STC.

(f) Payment. All invoices provided to Reseller by STC pursuant to this Agreement are due and payable within ten (10) days of the invoice date. Any invoiced amount not paid when due shall accrue a late payment charge at a monthly rate equal to the lesser of 1.5% or the highest lawful rate.

(g) Deposit. Reseller shall provide to STC a security deposit to secure Reseller's payment obligations hereunder. Such deposit shall be in the initial amount of $100,000 and shall be subject to adjustment from time to time in STC's discretion. STC shall have the right to drawdown against such deposit any amount(s) not paid by Reseller when due, in which event Reseller shall restore the deposit to its original required level within five (5) days of Reseller's receipt of notice of any such drawdown. STC shall return any remaining deposit to Reseller upon the termination of this Agreement, subject to STC's right to withhold therefrom any amounts then owing to STC by Reseller as of such date.

(h) Training. Reseller shall train its and Retailers' sales personnel with respect to the Phones and Services.

(i) Taxes. Reseller shall charge, collect and remit all state and local taxes and tax-like surcharges applicable to the sale of Phones and Services to Customers.

9. TRADEMARKS/SERVICE MARKS USAGE. Neither party shall use any trademarks, service marks or tradenames (collectively, "Marks") of the other in any manner, except as expressly authorized in writing or in this Agreement. All Marks shall remain the exclusive property of the Mark's owner, without any right of implied license pursuant to this Agreement. Upon termination of this Agreement, the parties shall return to each other all marketing and sales materials then in their possession that contain any Marks of the other party, and shall immediately cease any and all use of any Marks of the other party.


10. RELATIONSHIP OF THE PARTIES. The relationship between CellEase and Reseller arising from this Agreement does not constitute a joint venture, partnership, general agency, or employment relationship. Neither party shall make any unauthorized representations or warranties concerning the products or services of the other.

11. LIMITATIONS OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER, DIRECTLY OR OTHERWISE, FOR INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS), INDIRECT, PUNITIVE OR SPECIAL DAMAGES ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT.

12. NOTICE. All notices to be provided hereunder shall be given in writing and sent by certified mail, return receipt requested, or by overnight courier. Notice shall be deemed given three (3) days after posting by certified mail, or one (1) day after being sent by overnight courier. All notices shall be sent to the recipient party's address set forth at the beginning of this Agreement, provided that all notices to


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CellEase shall be marked: "Attention: Legal Department." Either party may change its notice address by giving written notice of the change pursuant to this Section.

13. ASSIGNMENT. This Agreement may not be assigned without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed, except that either party may assign this Agreement to an affiliate, provided that the assigning party shall remain jointly and severally liable hereunder. This Agreement shall be valid and binding upon all heirs, successors and permitted transferees or assigns of the parties hereto.

14. EXCUSE OF PERFORMANCE. Either party shall be relieved from liability for non-performance due to any cause beyond its reasonable control, including delays of suppliers or carriers. In such event, the affected party shall take commercially reasonable steps to avoid or remove such cause of non-performance and both parties shall recommence performance as soon as such cause is removed or ceases, but in no event longer than 30 days following the first date of such non-performance. The party claiming delay shall give the notice of such delay as soon as reasonably practicable.

15. AUDIT RIGHTS; LIQUIDATED DAMAGES. Upon reasonable notice, and at its own expense, each party shall have the right to audit the other's records reasonably related to such other party's obligations hereunder, including, without limitation, Reseller ACC, MIN, Redemption and billing data. In the event that STC's audit reveals Reseller's technology platform was used to generate Reseller ACCs other than those to be generated by STC pursuant to this Agreement, then STC shall be entitled to liquidated damages equal to twice the SRP value of all such Reseller ACCs. Such damages are mutually acknowledged to be fair and reasonable.

16. ARBITRATION. Any dispute or disagreement arising between the parties in connection with this Agreement which is not mutually satisfactorily resolved within thirty (30) days from the date that either party gives notice of such dispute and invokes this provision, shall be submitted for arbitration to JAMS/ENDISPUTE, in Hartford, CT in accordance with the JAMS/ENDISPUTE Arbitration Rules and Procedures, as amended hereby. The cost thereof, including fees and expenses of the arbitrator(s), will be shared equally by the parties unless the award otherwise provides. Each party shall bear the cost of preparing and presenting its case. The arbitrator(s) shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event shall the arbitrator(s) have authority to award punitive damages. The decision of the arbitrator(s) shall follow the plain meaning of the relevant documents, and shall be final and binding upon the parties. The award may be confirmed and enforced in any court of competent jurisdiction.

17.      GENERAL.

(a) This Agreement shall be governed by Connecticut law, without application of any principle of conflict-of-laws.

(b) This Agreement constitutes the entire understanding between the parties relating to the subject matter hereof, superseding any and all prior discussions, proposals or agreements, whether oral or written.

(c) No modification, addition or waiver to this Agreement shall be valid unless in writing signed by the parties hereto.

(d) The waiver of any provision of this Agreement shall not be construed as a continuing waiver of such breach or of other breaches of the same or of other provisions hereof.

(e) Whether defined terms are stated in the singular or plural shall not affect their construction as defined terms.

(f) All payment obligations, limitations of liability or other provisions that by sense and context are intended to survive the termination of this Agreement shall so remain in effect after the termination hereof.

(g) Each party represents that it has full power and authority to enter into and perform this Agreement.

(h) The parties acknowledge to have read this Agreement in its entirety, understand it and agree to be bound hereby.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date first written above.



SHARED TECHNOLOGIES CELLULAR, INC.           RESELLER: SATX, INC.


By: /s/ Sean Hayes                           By: /s/ Merritt W. Jesson
   -------------------------------              --------------------------------


   Its: EVP                                     Its: President and CEO
       ---------------------------                  ----------------------------


Date: April 17, 2000                         Date: 4-14, 2000
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